Exhibit 10.7

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Place and date of Agreement Type here Type here	2. Date of commencement of Agreement (Cl. 2, 12, 21 and 25) Type here
3. Owners (name, place of registered office and law of registry) (Cl. 1) (i) Name: Choose an item. (ii) Place of registered office: Type here (iii) Law of registry: Type here	4. Managers (name, place of registered office and law of registry) (Cl. 1) (i) Name: Choose an item. (ii) Place of registered office: Type here (iii) Law of registry: Type here

5.     The Company (with reference to the ISM/ISPS Codes) (state name and IMO Unique Company Identification number. If the Company is a third party then also state registered office and principal place of business) (Cl. 1 and 9(c)(i))

(i) Name: Type here

(ii) IMO Unique Company Identification number: Type here

(iii) Place of registered office: Type here

(iv) Principal place of business: Type here

6. Technical Management (state “yes” or “no” as agreed) (Cl. 4) Yes
7. Crew Management (state “yes” or “no” as agreed) (Cl. 5(a)) Yes
8. Commercial Management (state “yes” or “no” as agreed) (Cl. 6) Not covered under this Agreement
9. Chartering Services period (only to be filled in if “yes” stated in Box 8) (Cl.6(a)) Not coverd under this Agreement

10.  Crew Insurance arrangements (state “yes” or “no” as agreed)

(i) Crew Insurances* (Cl. 5(b)): See Clause 40 of Rider Clauses

(ii) Insurance for persons proceeding to sea onboard (Cl. 5(b)(i)): See Clause 40 of Rider Clauses

*only to apply if Crew Management (Cl. 5(a)) agreed (see Box 7)

11. Insurance arrangements (state “yes” or “no” as agreed) (Cl. 7) See Clause 40 of Rider Clauses	12. Optional insurances (state optional insurance(s) as agreed, such as piracy, kidnap and ransom, loss of hire and FD&D) (Cl. 10(a)(iv)) See Clause 40 of Rider Clauses
13. Interest (state rate of interest to apply after due date to outstanding sums) (Cl. 9(a)) To be discussed	14. Annual management fee (state annual amount) (Cl. 12(a)) $850 per day
15. Manager’s nominated account (Cl.12(a)) TBA	16. Daily rate (state rate for days in excess of those agreed in budget) (Cl. 12(c)) Not Applicable
17. Lay-up period / number of months (Cl.12(d)) Not Applicable
18. Minimum contract period (state number of months) (Cl. 21(a)) As per Management and Services Agreement	19. Management fee on termination (state number of months to apply) (Cl. 22(g)) As per Management and Services Agreement
20. Severance Costs (state maximum amount) (Cl. 22(h)(ii)) To be paid in accordance with the terms, conditions, regulations and laws governing the employment of the crew.	21. Dispute Resolution (state alternative Cl. 23(a), 23(b) or 23(c); if Cl. 23(c) is agreed, place of arbitration must be stated) (Cl. 23) (a) English law, London arbitration Type here
22. Notices (state full style contact details for serving notice and communication to the Owners) (Cl. 24) As per Management and Services Agreement	23. Notices (state full style contact details for serving notice and communication to the Managers) Cl. 24) As per Management and Services Agreement

It is mutually agreed between the party stated in Box 3 and the party stated in Box 4 that this Agreement consisting of PART l and PART ll as well as Annexes “A” (Details of Vessel or Vessels), “B” (Details of Crew), “C” (Budget), “D” (Associated Vessels) and “E” (Fee Schedule) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART l and Annexes “A”, “B”, “C”, “D” and “E” shall prevail over those of PART ll to the extent of such conflict but no further.

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Signature(s) (Owners) Type here	Signature(s) (Managers) Type here

SECTION 1 – Basis of the Agreement

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

“Company” (with reference to the ISM Code and the ISPS Code) means the organization identified in Box 5 or any replacement organization appointed by the Owners from time to time (see Sub-clauses 9(b)(i) or 9(c)(ii), whichever is applicable).

“Crew” means the personnel of the numbers, rank and nationality specified in Annex “B” hereto.

“Crew Insurances” means insurance of liabilities in respect of crew risks which shall include but not be limited to death, permanent disability, sickness, injury, repatriation, shipwreck unemployment indemnity and loss of personal effects (see Sub-clause 5(b) (Crew Insurances) and Clause 7 (Insurance Arrangements) and Clause 10 (Insurance Policies) and Boxes 10 and 11).

“Crew Support Costs” means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, study pay, recruitment and interviews.

“Flag State” means the State whose flag the Vessel is flying.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention and any amendment thereto or substitution therefor.

“ISPS Code” means the International Code for the Security of Ships and Port Facilities and the relevant amendments to Chapter XI of SOLAS and any amendment thereto or substitution therefor.

“Managers” means the party identified in Box 4.

“Management Services” means the services specified in SECTION 2 - Services (Clauses 4 through 7) as indicated affirmatively in Boxes 6 through 8, 10 and 11, and all other functions performed by the Managers under the terms of this Agreement.

“Owners” means the party identified in Box 3.

"OPA 90" means the US Oil Pollution Act of 1990 and any amendments thereof.

“Severance Costs” means the costs which are legally required to be paid to the Crew as a result of the early termination of any contracts for service on the Vessel.

“SMS” means the Safety Management System (as defined by the ISM Code).

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 and any amendment thereto or substitution therefor.

“Vessel” means the vessel or vessels details of which are set out in Annex “A” attached hereto.

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2.	Commencement and Appointment

With effect from the date stated in Box 2 for the commencement of the Management Services and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel in respect of the Management Services.

3.	Authority of the Managers

Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out the Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform the Management Services in accordance with sound ship management practice, including but not limited to compliance with all relevant rules and regulations.

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SECTION 2 – Services

4.	Technical Management

(only applicable if agreed according to Box 6).

The Managers shall provide technical management which includes, but is not limited to, the following services:

(a)	ensuring that the Vessel complies with the requirements of the law of the Flag State;

(b)	ensuring compliance with the ISM Code;

(c)	ensuring compliance with the ISPS Code;

(d)	providing competent personnel to supervise the maintenance and general efficiency of the Vessel;

(e)	arranging and supervising dry dockings, repairs, alterations and the maintenance of the Vessel to the standards agreed with the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the classification society, and with the law of the Flag State and of the places where the Vessel is required to trade;

(f)	arranging the supply of necessary stores, spares and lubricating oil;

(g)	appointing surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(h)	in accordance with the Owners’ instructions, supervising the sale and physical delivery of the Vessel under the sale agreement. However services under this Sub-clause 4(h) shall not include negotiation of the sale agreement or transfer of ownership of the Vessel;

(i)	arranging for the supply of provisions unless provided by the Owners; and

(j)	arranging for the sampling and testing of bunkers;

(k)	ensuring compliance with OPA 90, including but not limited to appointing and at all times maintaining a "Qualified Individiual" for the vessel

5.	Crew Management and Crew Insurances

(a)	Crew Management

(only applicable if agreed according to Box 7)

The Managers shall provide suitably qualified Crew who shall comply with the requirements of STCW 95. The provision of such crew management services includes, but is not limited to, the following services:

(i) selecting, engaging and providing for the administration of the Crew, including, as applicable, payroll arrangements, pension arrangements, tax, social security contributions and other mandatory dues related to their employment payable in each Crew member’s country of domicile;

(ii) ensuring that the applicable requirements of the law of the Flag State in respect of rank, qualification and certification of the Crew and employment regulations, such as Crew’s tax and social insurance, are satisfied;

(iii) ensuring that all Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate Flag State requirements or such higher standard of medical examination as may be agreed with the Owners. In the absence of applicable Flag State requirements the medical certificate shall be valid at the time when the respective Crew member arrives on board the Vessel and shall be maintained for the duration of the service on board the Vessel;

(iv) ensuring that the Crew shall have a common working language and a command of the English language of a sufficient standard to enable them to perform their duties safely;

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(v) arranging transportation of the Crew, including repatriation;

(vi) training of the Crew;

(vii) conducting union negotiations; and

(viii) if the Managers are the Company, ensuring that the Crew, on joining the Vessel, are given proper familiarisation with their duties in relation to the Vessel’s SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.

(b)	( See Clause 40 in Rider Clauses)

6.	Commercial Management (See separate agreement for Commercial Management) (

7.	(See Clause 40 in Rider Clauses)

SECTION 3 – Obligations

8.	Managers’ Obligations

(a)	The Managers undertake to use their best endeavours to provide the Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.

Provided however, that in the performance of their management responsibilities under this Agreement, the Managers shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.

(b)	Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), they shall procure that the requirements of the Flag State are satisfied and they shall agree to be appointed as the Company, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code and the ISPS Code, if applicable.

9.	Owners’ Obligations

(a)	The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement. In the event of payment after the due date of any outstanding sums the Manager shall be entitled to charge interest at the rate stated in Box 13.

(b)	Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management), the Owners shall:

(i) report (or where the Owners are not the registered owners of the Vessel procure that the registered owners report) to the Flag State administration the details of the Managers as the Company as required to comply with the ISM and ISPS Codes;

(d)	Where the Managers are providing crew management services in accordance with Sub-clause 5(a) the Owners shall:

(i) inform the Managers prior to ordering the Vessel to any excluded or additional premium area under any of the Owners’ Insurances by reason of war risks and/or piracy or like perils and pay whatever additional costs may properly be incurred by the Managers as a consequence of such orders including, if necessary, the costs of replacing any member of the Crew. Any delays resulting from negotiation with or replacement of any member of the Crew as a result of the Vessel being ordered to such an area shall be for the Owners’ account. Should the Vessel be within an area which becomes an excluded or additional premium area the above provisions relating to cost and delay shall apply;

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(ii) agree with the Managers prior to any change of flag of the Vessel and pay whatever additional costs may properly be incurred by the Managers as a consequence of such change. and

(iii) provide, at no cost to the Managers, in accordance with the requirements of the law of the Flag State, or higher standard, as mutually agreed, adequate Crew accommodation and living standards.

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SECTION 4 – Insurance, Budgets, Income, Expenses and Fees

10.	Insurance Policies (See Clause 40 of Rider Clauses)

11.	Income Collected and Expenses Paid on Behalf of Owners

(a)	Except as provided in Sub-clause 11(c) all monies collected by the Managers under the terms of this Agreement (other than monies payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a separate Client bank account.

(b)	All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 12(c)) may be debited against the Owners in the account referred to under Sub- clause 11(a) but shall in any event remain payable by the Owners to the Managers on demand.

12.	Management Fee and Expenses

(a)	The Owners shall pay to the Managers an annual management fee as stated in Box 14 for their services as Managers under this Agreement, which shall be payable in equal monthly instalments in advance, the first instalment (pro rata if appropriate) being payable on the commencement of this Agreement (see Clause 2 (Commencement and Appointment) and Box 2) and subsequent instalments being payable at the beginning of every calendar month. The management fee shall be payable to the Managers’ nominated account stated in Box 15.

(b)	(c) The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of this Clause 12 (Management Fee and Expenses) the Owners shall reimburse the Managers for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of the Management Services.

Any days used by the Managers’ personnel travelling to or from or attending on the Vessel or otherwise used in connection with the Management Services in excess of those agreed in the budget shall be charged at the daily rate stated in Box 16.

(d)	(e) Save as otherwise provided in this Agreement, all discounts, rebates and commissions, other than those that are not attributable to the Owner's vessels, obtained by the Managers in the course of the performance of the Management Services shall be credited to the Owners.

13.	Budgets and Management of Funds

(a)	The Managers’ initial budget is set out in Annex “C” hereto. Subsequent budgets shall be for twelve month periods and shall be prepared by the Managers and presented to the Owners not less than two months before the end of the budget year.

(b)	The Owners and Manager shall discuss the budget as presented and finalize the same within one month from the date when the same was presented by the Managers. The budgets proposed will be consistent with the operating budgets for vessels of a simmilar class owned and / or managed by the Owners and Managers. (c) Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement for the Vessel and shall each month request the Owners in writing to pay the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, which have been approved by the Owners,. Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners in a separate Client bank account.

(d)	The Managers shall at all times maintain and keep true and correct accounts in respect of the Management Services in accordance with the relevant U.S. Generally Accepted Accounting Practicesor such other standard as the parties may agree, including records of all costs and expenditure incurred, and produce a comparison between budgeted and actual income and expenditure of the Vessel in such form and at intervals as Reasonably promptly and, in any event, in time, where relevant, to enable DSS to meet its legal reporting requirements.:

(i)) Monthly, quarterly and annual financial reports as required by DSS in accordance with US Generally Accepted Accounting Practises (US GAAP).

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(ii) Other reasonable information pertaining to the income or expenses of the Vessels as may be reasonably requested by DSS from time to time including, but not limited to weekly fixture and activity reports and profit and loss statements relating thereto in a timely manner.

(iii) Information that DSS or the Owners may reasonably request from time to time to satisfy their auditors, lenders, insurers, or other financial advisors.

The Managers shall make such accounts available for inspection and auditing by the Owners and/or their representatives in the Managers’ offices or by electronic means, provided reasonable notice is given by the Owners.

(e)	Notwithstanding anything contained herein, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

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SECTION 5 – Legal, General and Duration of Agreement

14.	Trading Restrictions

If the Managers are providing crew management services in accordance with Sub-clause 5(a) (Crew Management), the Owners and the Managers will, prior to the commencement of this Agreement, agree on any trading restrictions to the Vessel that may result from the terms and conditions of the Crew’s employment.

15.	Replacement

If the Managers are providing crew management services in accordance with Sub-clause 5(a) (Crew Management), the Owners may require the replacement, at their own expense, at the next reasonable opportunity, of any member of the Crew found on reasonable grounds to be unsuitable for service. If the Managers have failed to fulfil their obligations in providing suitable qualified Crew within the meaning of Sub- clause 5(a) (Crew Management), then such replacement shall be at the Managers’ expense.

16.

17.	Responsibilities

(a)	Force Majeure

Neither party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimise or prevent the effect of such events and/or conditions:

(i) acts of God;

(ii) any Government requisition, control, intervention, requirement or interference;

(iii) any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iv) riots, civil commotion, blockades or embargoes;

(v) epidemics;

(vi) earthquakes, landslides, floods or other extraordinary weather conditions;

(vii) strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the party seeking to invoke force majeure;

(viii) fire, accident, explosion except where caused by negligence of the party seeking to invoke force majeure; and

(ix) any other similar cause beyond the reasonable control of either party.

(b)	Liability to Owners

(i) Without prejudice to Sub-clause 17(a), the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the, gross negligence, fraud or wilful default of the Managers or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed US $ 3.0 million. The managers shall provide the Owners with reasonable evidence of having adequate professional liability insurance cover.

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(ii) Acts or omissions of the Crew - Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any acts or omissions of the Crew, even if such acts or omissions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under Clause 5(a) (Crew Management), in which case their liability shall be limited in accordance with the terms of this Clause 17 (Responsibilities).

(c)	Indemnity

Except to the extent and solely for the amount therein set out that the Managers would be liable under Sub- clause 17(b), the Owners hereby undertake to keep the Managers and their employees, agents and sub- contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

(d)	“Himalaya”

It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 17 (Responsibilities), every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 17 (Responsibilities) the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

18.	General Administration

(a)	The Managers shall keep the Owners and, if appropriate, the Company informed in a timely manner of any incident of which the Managers become aware which gives or may give rise to delay to the Vessel or claims or disputes involving third parties.

(b)	The Managers shall handle and settle all claims and disputes arising out of the Management Services hereunder, unless the Owners instruct the Managers otherwise. The Managers shall consult with Owners , act under their direction, and keep the Owners appropriately informed in a timely manner throughout the handling of such claims and disputes.

(c)	The Owners may request the Managers to bring or defend other actions, suits or proceedings related to the Management Services, on terms to be agreed.

(d)	The Managers shall, with the approval of the Owner, have power to obtain appropriate legal or technical or other outside expert advice in relation to the handling and settlement of claims in relation to Sub-clauses 18(a) and 18(b) and disputes and any other matters affecting the interests of the Owners in respect of the Vessel, unless the Owners instruct the Managers otherwise.

(e)	On giving reasonable notice, the Owners may request, and the Managers shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement either related to mandatory rules or regulations or other obligations applying to the Owners in respect of the Vessel (including but not limited to STCW 95, the ISM Code and ISPS Code) to the extent permitted by relevant legislation.

On giving reasonable notice, the Managers may request, and the Owners shall in a timely manner make available, all documentation, information and records reasonably required by the Managers to enable them to perform the Management Services.

(f)	The Owners shall arrange for the provision of any necessary guarantee bond or other security.

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(g)	Any costs incurred by the Managers in carrying out their obligations according to this Clause 18 (General Administration) shall be reimbursed by the Owners.

19.	Inspection of Vessel

The Owners may at any time after giving reasonable notice to the Managers inspect the Vessel for any reason they consider necessary.

20.	Compliance with Laws and Regulations

The parties will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades.

21.	Duration of the Agreement ( As per Management and Services Agreement)

(a)	(b) Where the Vessel is not at a mutually convenient port or place on the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at the next mutually convenient port or place.

22.	Termination (This clause has been amended to make it consistent with the Management Agreement)

(a)

Either Party shall be entitled to terminate this Agreement in its entirety upon the occurrence, in respect of any Party, of:

(i) in the event of a Change of Control of either CSM or DSS at the election of the other party; or

(ii) the other party materially breaches this Agreement, if not cured within 15 days notice of such breach;

(iii) there is a Cause Event in respect of either CSM or DSS at the election of the other party; or

(iv) a receiver is appointed for all or substantially all of the property of the other party; or

(v) an order is made to wind-up the other party; or

(vi) a final judgment, order or decree which materially and adversely affects the ability of the other party to perform this Agreement shall have been obtained or entered against that party and such judgment, order or decree shall not have been vacated, discharged or stayed.

(b)	Notwithstanding Sub-clause 22(a):

(i) The Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners if any monies payable by the Owners and/or the owners of any associated vessel, details of which are listed in Annex “D”, shall not have been received in the Managers’ nominated account within ten (10) days of receipt by the Owners of the Managers’ written request, or if the Vessel is repossessed by the Mortgagee(s).

(ii) If the Owners proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice.

(iii) If either party fails to meet their respective obligations under Sub-clause 5(b) (Crew Insurances) and Clause 10 (Insurance Policies), the other party may give notice to the party in default requiring them to remedy it within ten (10) days, failing which the other party may terminate this Agreement with immediate effect by giving notice to the party in default.

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(c)	Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or, if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing or, if bareboat chartered, unless otherwise agreed, when the bareboat charter comes to an end.

(d)	For the purpose of Sub-clause 22(c) hereof:

(i) the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Vessel’s owners cease to be the registered owners of the Vessel;

(ii) the Vessel shall be deemed to be lost either when it has become an actual total loss or agreement has been reached with the Vessel’s underwriters in respect of its constructive total loss or if such agreement with the Vessel’s underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred; and

(iii) the date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel’s underwriters, whichever occurs first. A missing vessel shall be deemed lost in accordance with the provisions of Sub-clause 22(d)(ii).

(f)	This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(h)	In addition, where the Managers provide Crew for the Vessel in accordance with Clause 5(a) (Crew Management):

(i) the Owners shall continue to pay Crew Support Costs during the said further period of the number of months stated in Box 19; and

(ii) the Owners shall pay an equitable proportion of any Severance Costs which may be incurred, not exceeding the amount stated in Box 20. The Managers shall use their reasonable endeavours to minimise such Severance Costs.

(i)	On the termination, for whatever reason, of this Agreement, the Managers shall release to the Owners, if so requested, the originals where possible, or otherwise certified copies, including electronic data and copies of all accounts and all documents specifically relating to the Vessel and its operation.

(j)	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

23.	BIMCO Dispute Resolution Clause

(a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

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Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

(b)*

(d)	Notwithstanding Sub-clauses 23(a), 23(b) or 23(c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.

(i) In the case of a dispute in respect of which arbitration has been commenced under Sub-clauses 23(a), 23(b) or 23(c) above, the following shall apply:

(ii) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation.

(iii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.

(iv) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.

(v) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.

(vi) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.

(vii) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.

(viii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)

(e)	If Box 21 in Part I is not appropriately filled in, Sub-clause 23(a) of this Clause shall apply.

*Note: Sub-clauses 23(a), 23(b) and 23(c) are alternatives; indicate alternative agreed in Box 21. Sub-clause 23(d) shall apply in all cases.

24.	Notices

(a)	All notices given by either party or their agents to the other party or their agents in accordance with the provisions of this Agreement shall be in writing and shall, unless specifically provided in this Agreement to the contrary, be sent to the address for that other party as set out in Boxes 22 and 23 or as appropriate or to such other address as the other party may designate in writing.

A notice may be sent by registered or recorded mail, facsimile, electronically or delivered by hand in accordance with this Sub-clause 24(a).

PART II

SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

(b)	Any notice given under this Agreement shall take effect on receipt by the other party and shall be deemed to have been received:

(i) if posted, on the seventh (7th) day after posting;

(ii) if sent by facsimile or electronically, on the day of transmission; and

(iii) if delivered by hand, on the day of delivery.

And in each case proof of posting, handing in or transmission shall be proof that notice has been given, unless proven to the contrary.

25.	Entire Agreement

This Agreement and the Rider Clauses attached hereto constitute the entire agreement between the parties and no promise, undertaking, representation, warranty or statement by either party prior to the date stated in Box 2 shall affect this Agreement. Any modification of this Agreement shall not be of any effect unless in writing signed by or on behalf of the parties.

26.	Third Party Rights

Except to the extent provided in Sub-clauses 17(c) (Indemnity) and 17(d) (Himalaya), no third parties may enforce any term of this Agreement.

27.	Partial Validity

If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Agreement to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.

28.	Interpretation

In this Agreement:

(a)	Singular/Plural

The singular includes the plural and vice versa as the context admits or requires.

(b)	Headings

The index and headings to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation.

(c)	Day

“Day” means a calendar day unless expressly stated to the contrary.

29.	BIMCO MLC Clause for SHIPMAN 2009 For the purpose of this clause:

"MLC" means the International Labor Organization (ILO) maritime Labor Comvention (MLC 2006) and any Amendments thereto or substitution thereof.

PART II

SHIPMAN 2009 STANDARD SHIP MANAGEMENT AGREEMENT

"Shipowner" shall mean the party named as "shipowner" on the Maritime Labor Certificate for the vessel.

(a) Subject to Clause 3 (Authority of the Managers), the Managers shall, to the extent of their Management Services assume the Shipowner's duties and responsibilities imposed by the MLC for the vessel, on behalf of the Shipowner.

(b) The Owners shall ensure compliance with the MLC in respect of any crew members supllied by them or on their behalf.

(c) The Owners shall procure, whether by instructing the Managers under Caluse 7 (Insurance Arrangements) or otherwise, insurance cover or finacial security to satisfy the Shipowner's finacial security obligations under the MLC.

Rider Clauses 30 to 36 attached hereto form an integral part of this agreement.

RIDER CLAUSES

30.	In respect of the Management Services provided for in this Agreement:

(a)	The Managers shall if requested provide the Owners with the curriculum vitae and consult the Owners prior to the appointment of any senior officers (Master, Chief Officer, Chief Engineer and Second Engineer) to the Vessel. The Managers shall exercise reasonable efforts to satisfy the Officer Matrix requirements (as applicable and amended from time-to-time) of the Listed Majors (as such term is defined in Rider Clause 31 (a) below). Supplementing Annex “B” and Clause 5 (a)

(b)	The Managers shall promptly investigate any concerns or complaints from Owners with respect to any crew member. If the Managers, after proper investigation, deem such concern or complaint justified, the Managers will replace such crew member as soon as reasonably practicable. Supplementing Clause 5 (a).

(c)	The Managers shall undertake such measures as are reasonably necessary and within their control to prevent or mitigate damages when an escape or discharge of oil or other polluting substance from the Vessel occurs or threatens to cause pollution damage. Supplementing Clause 4.

(d)	The Managers shall disclose to Owners, whenever requested, the details of any services provided by any subsidiary or fellow subsidiary of the Managers in course of performing their management services for the Vessel. Supplementing Clause 16.

(e)	The Managers shall consult Owners with respect to the scheduling and location as well as the extension or postponement of any dry dockings, special surveys, intermediate surveys or major repairs of the Vessel, and negotiate directly with the relevant ship repair yards or facilities the prices and payment terms and arrange to pay for such services all of which shall be subject to Owners’ written approval, which shall not to be unreasonably withheld or delayed. In connection with any of the foregoing, Owners may, after providing notice to Managers, but always before RFQ to the ship repair yard, negotiate directly with the relevant ship repair yards or facilities the prices and payment terms and arrange to pay for such services directly. Supplementing Clause 4 (e)

(f)	With respect to bulk procurement contracts for the purchase of services or goods from third parties, the Managers will communicate with and work closely with Owners in evaluating proposals from and selecting prospective vendors or suppliers with the goal of achieving most favourable prices and terms. Supplementing Clauses 4 (f)

(g)	The Managers shall if requested in writing include Owners on the distribution list for all Vessel correspondence and communications with respect to the operation of the Vessel including those related to classification society, flag state and vetting by charterers. Supplementing Clauses 4 and 8

(h)	With respect to dealings with the Classification Societies, the Managers and Owners shall collaborate in negotiations involving block fees and other services, with the goal of achieving most favourable prices and terms. Supplementing Clause 4 (e)

(j)	With respect to the Budget attached to Annex “C”, if the Managers have good reason to expect that the combined budget for any calendar year for (i) the Vessel and (ii) all other vessels of vessel owning companies under the control of Diamond S Shipping, Inc. (“DSS”) being under technical management by the Managers (the "Other Fleet") will exceed the proposed combined budget by five percent (5%) or more in aggregate in order to fulfil their responsibilities and obligations under the aggregate of (i) this Agreement and (ii) all other technical management agreements for the Other Fleet, the Managers will so advise Owners and request Owners’ written consent to any such increase. Owners shall respond promptly and reasonably to such request and such consent shall not to be unreasonably withheld or delayed .. Notwithstanding the foregoing, if the Managers anticipate that any proposed non budgeted capital expenditure for the Vessel is likely to exceed U.S.$20,000, the Managers must obtain the Owners’ prior written consent (such consent shall not to be unreasonably withheld or delayed) before committing to such expenditure. Supplementing Annex “C” and Clauses 13 and 22 (e)

31.	Oil Majors’ Acceptances

(a)	Vessel

The Managers shall exercise reasonable commercial endeavours to arrange a SIRE inspection (OCIMF Ship Inspection Report Programme) of the Vessel by an oil major company (“Major”) from the list of Majors below (“Listed Majors”), and thereafter, at least one valid SIRE inspection at regular intervals as required by the Majors

Listed Majors:

ExxonMobil - IMT

Shell

BP

Chevron

Total

Statoil / Equinor

Repsol

P66

Tesoro

Lukoil

BHP Rightship

Petrobras

The Managers shall exercise reasonable commercial endeavours to correct or remedy any defects recorded in a SIRE inspection report as soon as possible.

The Managers shall promptly notify Owners of any failure to obtain acceptance or the withdrawal of acceptance of the Vessel from or by any Listed Major.

In the event that any Listed Majors’ acceptance is not granted or reinstated or any deficiencies noted are not rectified within 90 days after the inspection has been completed subject to the availability of the Vessel for such inspection, Owners shall have the option to terminate this Agreement by giving Managers 60 days’ notice.

The Managers shall not, however, be responsible for any failure based upon defects in the Vessel’s design and/or construction or for any failure as a consequence of such Major(s) not inspecting the Vessel in a timely manner, and Owners shall not have the option to terminate this Agreement according to the provisions of the paragraph hereabove.

The Managers shall, subject to the policies of Majors and availability of their inspectors, exercise reasonable endeavours to obtain acceptance of the Vessel prior to the delivery of the Vessel.

The Managers shall provider officers and crew to satisfy any Crew Matrix Requirement of the Listed Major’s.

(b)	Managers

The Managers shall exercise reasonable commercial efforts to conform to and maintain a TVMSA (Tanker Vessel Management and Self Assessment) with OCIMF at a level that satisfies each of the Listed Majors.

The Managers shall promptly notify the Owners should any of the Listed Majors notify the Managers that they will not accept the Vessel under their management for business. The Managers shall exercise reasonable commercial endeavours to remedy the causes for such a rejection within 90 days of such notification.

32.	Trading Ban Termination

(a)	If the Vessel solely by reason of a shortcoming in her technical management by Managers pursuant to this Agreement is barred from trading to the United States or any Port State to which tankers comparable to this Vessel generally trade either party shall forthwith notify the other in writing as soon as such party becomes aware of such event. If, for any reason, any such trading ban is not lifted within 90 running days after such notice has been provided, Owners shall have the option to terminate this Agreement with immediate effect.

(b)	If the Vessel solely by reason of a shortcoming in her technical management by Managers pursuant to this Agreement is put on a technical hold by at least two of the Listed Majors and neither such technical hold is withdrawn within 120 days from the date of notification thereof, the Owners shall have the option to terminate this Agreement by giving Managers 30 days’ notice.

33.	Sarbanes-Oxley Compliance

Managers shall assist Owners in complying with the requirements of the Sarbanes-Oxley Act of 2002, as it may be amended from time to time (“SOX”), governing the effectiveness of the internal controls of service organizations retained by publicly held companies by taking or causing to be taken, all actions and doing, or causing to be done, all things and executing any and all documents and instruments of any kind which may be required to conducting an evaluation of the internal controls of Managers in compliance with SOX. The Managers agree to take or cause to be taken, all actions and to do, or cause to be done, all things and to execute any and all documents and instruments of any kind on an ongoing basis which may be necessaryto permit the Owners to remain in compliance with SOX throughout the term of this Agreement, and, with the exception of the costs incurred by Managers to obtain SAS 70 reports or any equivalents thereof, if required by Owners, which shall be payable by the Owners, each of the parties shall bear their own costs associated with such compliance.

34.	Assignments

Managers shall be entitled to sub-contract performance of its obligations under this Agreement by their parent, subsidiary or, in the case of crew management services, associated companies (e.g. manning agent in Philippines, Romania, Russia and others) or Affiliates without the consent of the Owners but also, with the prior written consent of Owners to third parties, which shall not be unreasonably withheld or delayed; provided, that, no such subcontract shall result in increased costs to Owners.

Any obligations by any sub-manager shall be without prejudice to the rights of Owners hereunder for any failure by the Managers in performance of its duties and obligations hereunder and the Managers shall remain solely responsible to Owners for performance of their obligations hereunder.

This Agreement may be assigned by Owners to

(i)	any entity whose financial standing is equal to or greater than Owners;
(ii)	any entity to which the Owners has assigned or novated the construction contract for the Vessel;
(iii)	any entity which acquires DSS;

subject to Managers’ prior written consent which shall not be unreasonably withheld or delayed, except that the Managers shall have discretionary rights in respect of any proposed assignment to an entity which is not a parent or affiliate of the Owners.

Any assignment, attempted assignment, transfer or attempted transfer by either of the parties hereto in violation of the foregoing sentences shall be void and of no effect.

35.	Notifications

The Managers will notify the Owners, as soon as reasonably possible, of any incident that causes or has the potential to cause injury or loss of life, or harm or damage to the vessel, her cargo or the marine environment, or materially affect the operational capability of the Vessel or result in the Vessel, Master and/or Owners acquiring a liability from a third party.

36.	Confidentiality

The parties hereto agree that the terms and conditions of this Agreement will not be disclosed, except to the extent necessary for its performance, unless it may be otherwise mutually agreed, or unless such disclosure is required to be made (a) as required in connection with any financing transaction for Owners or DSS or (b) in order to comply with any law , regulation, order or process binding on either of the parties or their respective parents, subsidiaries, agents, directors, officers or legal or accounting advisors or (c) to any potential investor or business partner or bank of the Managers.

37.	Anti Bribery Clause

Managers and their Directors, Officers, Employees, Masters and Crew members shall comply with the applicable laws, rules, regulations, decrees and/or official government orders, including but not limited to the United Kingdom Bribery Act of 2010 as amended and the United States of America Foreign Corrupt Practices Act of 1977 as amended, or any other applicable jurisdiction, relating to Anti- Bribery and Anti-Money Laundering and that they shall take no action which would subject themselves or the Owners to fines or penalties under such laws, regulations, rules decrees or orders.

38.	Annual Adjustment of fees as per CPI

The management fee stated in Box 14, United States Dollars eight hundred fifty ($850) per day shall be subject to increase on each anniversary of the date hereof based on the total percentage increase, if any, in the Consumer Price Index (to agree on relevant index) over the immediately preceding twelve months of the term of this Agreement.

39.	Management and Services Agreement-Conflict

This Agreement is the Technical Management Agreement referred to in the Management and Services Agreement of even date herewith between DSS (the parent/sole owner of the Owners) and the Managers (as same may be amended from time to time the “Management and Services Agreement”) Any terms used as defined terms herein but not otherwise defined herein shall have the meanings ascribed thereto in the Management and Services Agreement.

Where the terms of this Agreement and the Management and Services Agreement are in conflict, the terms of the Management and Services Agreement shall take precedence.

40.	Insurances

a.	Vessel and Crew insurances, H&M and P&I as well as any other ancillary marine coverages Owners wish to procure from time to time, will be placed by the Manager, at the direction of the Owners. The insurers will name the Owners as the assured and name other entities as required by the Owners as Co-Assureds with full cover.

b.	Owners will review and approve, in advance of placement, the terms, conditions, insured values, deductibles, franchises, exceptions and limits of liability of the insurance policies. Owners will retain the right to amend the foregoing at their discretion.

c.	The Vessel will be insured for all marine risks, including but not limited to crew negligence and excess liabilities. Insurance will be placed with ~~S&P “A”~~ investment grade rated insurers.

d.	Protection & Indemnity risks, including but not limited to pollution risks, diversion expenses., crew insurances in accordance with the best practice of prudent managers of a similar type to the Vessel with S&P “A” rated P&I Clubs who are members of the International Group of P&I Clubs. In the case of oil pollution liability risks, for an aggregate amount equal to $1,000,000,000 and / or the highest level of cover from time to time available under a basic International Group Protection & Indemnity Club entry and in the international marine insurance market.

e.	War Risks, including but not limited to blocking and trapping, protection & indemnity, terrorism and crew risks and such optional insurances as may be agreed such as piracy, kidnap and ransom, loss of hire, COFR and FD&D.

f.	The Managers shall pay all premiums or calls in respect of the insurances by the due dates in accordance with policy terms and conditions.

g.	The Managers shall provide written evidence, to the reasonable satisfaction of the Owners, of the Manager’s compliance with their obligations under this clause at the commencement of this Agreement and as of each subsequent renewal date and, if specifically requested, of each payment date of the insurance.

h.	The Managers shall endeavor to obtain best terms including but not limited to premiums for the Vessel, always on a basis similar to vessels of the same class owned and/or operated by the Managers.

i.	The Managers shall be responsible for fulfilling all of the obligations of Owners w.r.t. reporting claims to insurers and coordinating all claims and recoveries under the policies. The Managers shall provide reports at periods and in a form specified by the Owners from time to time.

j.	Any rebates, discounts, performance bonuses, continuity credits, no claim bonus’ from the insurers or brokers attributable on a pro rated basis to the Vessel shall be for the account of the Owners.

ANNEX “A” (DETAILS OF VESSEL OR VESSELS)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Date of Agreement: Type here

Name of Vessel(s): Choose an item.

Particulars of Vessel(s): Type here

ANNEX “B” (DETAILS OF CREW)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Date of Agreement: Type here

Details of Crew: Type here

Numbers	Rank	Nationality

Type here	Type here	Type here

ANNEX “C” (BUDGET)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Date of Agreement: Type here

Managers´ initial budget with effect from the commencement date of this Agreement (see Box 2):

Type here

ANNEX “D” (ASSOCIATED VESSELS)*
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: SHIPMAN 2009

*NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “D” THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 22(b)(i) OF THIS AGREEMENT.

Date of Agreement: Type here

Details of Associated Vessels: Type here

ANNEX “E” (FEE SCHEDULE)
TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2009

Type here